NEWS RELEASE

                                                                        CONTACT:
                                                                 Karen L. Howard
                   Vice President, Treasurer and Interim Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5550
                                                        karen.howard@cmworks.com
                                                        ------------------------


FOR IMMEDIATE RELEASE

              COLUMBUS MCKINNON COMPLETES OFFERING OF COMMON STOCK

AMHERST, NY, November 15, 2005 -- Columbus McKinnon Corporation (Columbus McKinnon) (Nasdaq: CMCO), a leading designer, manufacturer and marketer of material handling products, announced that it has completed its previously disclosed offering of 3,350,000 shares of common stock at $20.00 per share. The offering consisted of 3,000,000 new shares sold by Columbus McKinnon and 350,000 existing shares sold by a selling shareholder. Net proceeds to Columbus McKinnon from the offering were approximately $56.0 million after payment of underwriting discounts, commissions and estimated offering expenses. The net proceeds will be used to redeem approximately $40.25 million of its outstanding 10% senior secured notes and for general corporate purposes, including additional debt repayment, investments and acquisitions. Columbus McKinnon will not receive any of the proceeds from the 350,000 shares sold by the selling shareholder. In addition to the shares already sold, the underwriters may also purchase up to an additional 450,000 new shares from Columbus McKinnon by December 7, 2005 to cover over-allotments.

Credit Suisse First Boston LLC acted as lead manager of the offering. Robert W. Baird & Co. Incorporated and Needham & Company, LLC acted as co-managers.

A registration statement relating to these securities was filed with and has been declared effective by the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities of Columbus McKinnon, and there shall be no sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering is being made only by means of a prospectus, copies of which can be obtained from Credit Suisse First Boston LLL, Prospectus Department, One Madison Avenue, New York, NY 10010, telephone no. (212) 325-2580 or by faxing your request to (212) 325-8057.

About Columbus McKinnon
-----------------------
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.


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Safe Harbor Statement
---------------------
The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Columbus McKinnon believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.


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